EXHIBIT 16

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

May 23, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 Brillian Corporation’s Form 8-K dated May 19, 2005, and have the following comments:

1. We agree with the statements made in the first sentence of paragraph 4.01(a) and with paragraphs 4.01(b), (c), and (e).

2. We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph 4.01(a) and with paragraph 4.01(d).

Yours truly,

/s/ Deloitte & Touche LLP